Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 6, 2024, is entered into by and among Hudson Technologies Company, a Delaware corporation (“Buyer”), USA United Suppliers of America, Inc. (d/b/a USA Refrigerants), a Florida corporation (“USAR”), B&B Jobber Services, Inc., a Florida corporation (“B&B” and, collectively with USAR, “Sellers”), and the individual equity holders of Seller listed on the signature pages hereto (each, an “Equity Holder” and, collectively, the “Equity Holders”).

BACKGROUND

Sellers are collectively engaged in the business of reclamation, repackaging, and redistribution of used, recovered, and surplus refrigerant inventories and the generation of carbon credits, as well as the purchase and sale of new or “virgin” refrigerants, in each case in the United States (the “Business”) under the brand “USA Refrigerants”. Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from the applicable Seller, substantially all of the assets (other than the Excluded Assets) and certain specified liabilities relating to the Business, subject to the terms and conditions set forth herein. In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Unless otherwise defined herein, capitalized terms in this Agreement have the meanings specified or referred to in Exhibit A.

ARTICLE II
PURCHASE AND SALE

Section 2.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the applicable Seller, free and clear of all Encumbrances, all of such Seller’s respective right, title and interest in, to and under all of the assets, properties and rights of every kind and nature (other than the Excluded Assets), which relate to the Business, or are used or held for use in connection with the Business (collectively, the “Purchased Assets”), including the following as of the Closing Date:

(a)            all inventory, including chemical inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(b)            all Contracts, including Intellectual Property Agreements, other than the Excluded Contracts (the “Assigned Contracts”);

(c)            all Intellectual Property Assets;

(d)            the furniture, vehicles, fixtures, equipment, machinery, tools, office equipment, supplies, computers, and telephones, if any, set forth on Section 2.01(d) of the Disclosure Schedules (the “Purchased Equipment”), as such Section 2.01(d) of the Disclosure Schedules is determined by the parties in accordance with Section 5.12;

(e)            all annual allowances issued by the United States Environmental Protection Agency (the “EPA”) pursuant to the EPA’s most recent Final Allocation Rule covering the period encompassing fiscal years 2024 through 2028 (the “EPA Allowances”), and the right to receive EPA Allowances (including any replacement allowances under future allocation rules) for future periods;

(f)             subject to Section 2.11 in all respects, all Permits which are held by a Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;

(g)            all rights (i) to any Actions of any nature available to or being pursued by a Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, or (ii) under warranties, indemnities and all similar rights against third-parties to the extent related to any Purchased Assets, in each case other than the Excluded Litigation Rights;

(h)            all insurance claims and benefits, including rights and proceeds thereon, in each case arising from or relating to the other Purchased Assets (the “Assigned Insurance Benefits”);

(i)             all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (other than any such item relating to the payment of Taxes with respect to Pre-Closing Tax Periods) relating to or in respect of the other Purchased Assets (collectively, “Prepaid Expenses”);

(j)             all books and records, including books of account, ledgers and general, financial and accounting records, and lists of current and past customers and prospects, (“Books and Records”); provided, that each Seller will be entitled to retain a copy of any such Books and Records constituting books of account, ledgers and general, financial and accounting records, and all such other information reasonably required to otherwise continue its corporate existence and satisfy applicable Excluded Liabilities (subject in all cases to the terms and conditions of this Agreement, including Section 5.02 and Section 5.03) and Buyer shall provide each Seller access to any other such Books and Records post-Closing, which such Seller may reasonably request for such purposes, in order for such Seller to make such copies of such other Books and Records; and

(k)            all goodwill and the going concern value of the Business.

Section 2.02         Excluded Assets. Notwithstanding the foregoing, the Purchased Assets do not include the following assets (collectively, the “Excluded Assets”):

(a)            all cash and cash equivalents, bank and mutual fund accounts, investment accounts, investment securities and lockboxes;

(b)           all accounts or notes receivable of any Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)            all owned Real Property and all lease Contracts for leased Real Property, it being understood that certain Real Property are subject to the occupancy licenses granted under Section 5.11;

(d)            the Contracts set forth on Section 2.02(d) of the Disclosure Schedules (the “Excluded Contracts”);

(e)            organizational documents, minute books, Equity Holder books, Tax Returns, or other records having to do with the formation or organization of any Seller, and the copies of the Books and Records retained by Sellers as described in the proviso to Section 2.01(j) above;

(f)             assets which do not relate to the Business (including prepaid expenses not relating to or in respect of the Business), and each of the assets, vehicles, properties and rights specifically, in each case set forth on Section 2.02(f) of the Disclosure Schedules; provided, that any Books and Records stored on any of the foregoing, if any, in whatever form or medium, shall not constitute Excluded Assets;

(g)            prepayments, overpayments and refunds of Taxes with respect to Pre-Closing Tax Periods;

(h)            all rights to the Action described on Section 2.02(h) of the Disclosure Schedules, whether arising by way of counterclaim or otherwise (the “Excluded Litigation Rights”);

(i)             all insurance policies and benefits, including rights and proceeds and prepaid insurance premiums and any refunds thereof, other than the Assigned Insurance Benefits;

(j)             the right to any retained earnings (as defined in accordance with GAAP) of the Sellers (provided, that nothing in this Section 2.02(j) will be deemed to make any specifically identified Purchased Asset in Section 2.01 into an Excluded Asset);

(k)            all furniture, vehicles, fixtures, equipment, machinery, tools, office equipment, supplies, computers, and telephones, other than the Purchaed Equipment;

(l)             the “Burn 36 Carbon Project” California Air Resources Board Ozone Depleting Substances Protocol offset credit;

(m)           each Benefit Plan and all assets attributable to the Benefit Plans; and

(n)            the rights which accrue or will accrue to Sellers under the Transaction Documents.

Section 2.03          Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities: only those Liabilities (including payment liabilities) in respect of the Assigned Contracts that (i) are required to be performed after the Closing Date, (ii) were incurred in the ordinary course of business, and (iii) do not relate to any failure to perform, improper performance, or other breach, default or violation by a Seller on or prior to the Closing.

Section 2.04          Excluded Liabilities. Notwithstanding any other provision in this Agreement to the contrary, Buyer will not assume and will not be responsible to pay, perform or discharge any Liabilities of a Seller or its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Each Seller shall, and shall cause its respective Affiliates to, pay and satisfy in due course all Excluded Liabilities. For the avoidance of doubt, the Excluded Liabilities includes all Liabilities primarily or exclusively related to the Excluded Assets.

Section 2.05          Purchase Price. The aggregate consideration for the Purchased Assets (assuming the Earnout is earned in full) will be Twenty-Six Million Dollars ($26,000,000.00) (the “Purchase Price”), payable as follows and to be allocated in accordance with Section 6.02:

(a)            Twenty-Two Million Dollars ($22,000,000.00) in cash, payable at the Closing (the “Closing Payment”), subject to adjustment pursuant to the terms of Section 2.07;

(b)            Two Million Dollars ($2,000,000) (the “Escrow Amount”), to be delivered by Buyer to the Escrow Agent for Buyer’s benefit to secure Sellers’ post-closing performance obligations until disbursed to Buyer or Sellers, allocated as provided in Section 2.10 below and subject to the Escrow Agreement; and

(c)            Up to Two Million Dollars ($2,000,000) payable, to the extent earned, as provided in Exhibit D hereto (the “Earnout”).

In addition, and as additional consideration for the Purchased Assets, Buyer shall pay to Sellers their pro rata portion of the Purchased Equipment Value as determined in accordance with Section 5.12.

Section 2.06          Transactions to be Effectuated at the Closing: At the Closing:

(a)            Buyer shall deliver or caused to be delivered to Sellers (i) the Closing Payment, net of the amounts described in Section 2.06(b) and Section 2.06(c) below, and the amount of any Closing Debt to be assumed by Buyer, if any, by wire transfer of immediately available funds to the account(s) of the applicable Seller designated in writing to Buyer and set forth in the Funds Flow Memorandum attached as Annex A hereto, and (ii) duly-executed copies of the Transaction Documents to which it is a party.

(b)            Buyer shall cause to be delivered, without duplication, to each lender identified in the payoff letters delivered on behalf of Sellers with respect to the Debt listed on Section 3.04(ii) of the Disclosure Schedules, an amount equal to the portion of the Debt of Seller to be paid to such lender at the Closing as set forth in such payoff letters, by wire transfer of immediately available funds to the account(s) designated in such payoff letters on behalf of the applicable Seller as set forth in Section 3.04(ii) of the Disclosure Schedules (whether or not such Debt is listed in the Estimated Closing Statement).

(c)            Buyer shall, in reasonable consultation with Sellers, pay or cause to be paid the amounts in satisfaction of all out-of-pocket expenses and fees incurred by any Seller or any Equity Holder in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein, including attorney’s fees, fees payable to any brokers, and transaction-related accountant’s fees, and any Change of Control Payments, and any Seller’s share of any payroll Taxes payable in respect of such transaction bonuses (collectively, the “Transaction Expenses”) as set forth in Section 3.04(ii) of the Disclosure Schedules (whether or not such Transaction Expenses are listed in the Estimated Closing Statement);

(d)            Buyer shall deliver the Escrow Amount to the Escrow Agent;

(e)            Sellers shall deliver to Buyer the Purchased Assets and duly executed copies of the Transaction Documents to which the applicable Seller and/or the applicable Equity Holder is a party; and

(f)             Subject to Section 5.11, Sellers shall deliver all necessary consents in connection with the Assignment and Assumption of Leases in connection with the Closing (e.g. from any landlord, sublessor, ground lessor, or mortgagee).

Section 2.07          Adjustment to the Purchase Price.

(a)            Closing Adjustment.

(i)             Prior to the Closing, Sellers shall have prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of (A) Closing Debt (the “Estimated Debt”), (B) the amount of Finished Goods included in Closing Inventory (the “Estimated Inventory”), (C) Closing Transaction Expenses (“Estimated Transaction Expenses”), (D) the Closing Adjustment (as defined below), and (E) the calculation of the Closing Payment, which statement will be calculated in the manner set forth on Exhibit B attached hereto and which will contain an estimated consolidated balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein other than the payment of Debt and Transaction Expenses contemplated by Section 2.06 and the definition of Closing Debt and Closing Transaction Expenses) and calculations of Estimated Debt, Estimated Inventory, the Estimated Transaction Expenses and the Closing Adjustment.

(ii)            The “Closing Adjustment” is an amount equal to (A) the Estimated Inventory, minus Target Inventory, minus (B) the Estimated Debt, minus (C) the Estimated Transaction Expenses, minus (D) $30,000 (representing an agreed upon amount of certain Inventory handling costs with respect to the Licensed Premises (as defined below) to be reimbursed to Buyer by Sellers hereunder). If the Closing Adjustment is a positive number, the Closing Payment will be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Closing Payment will be reduced by the amount of the Closing Adjustment. The parties acknowledge and agree that the Inventory included in the Purchased Assets are each subject to a single, post-Closing Adjustment in accordance with the provisions of Section 2.07(b) and Section 2.07(c) below, and therefore for purposes of the Estimated Closing Statement, Estimated Inventory will be deemed equal to Target Inventory.

(b)            Post-Closing Adjustment.

(i)             Not earlier than two (2) calendar days before the Closing Date, Representatives of Sellers and Buyer shall have jointly conducted a count of Inventory (“Closing Inventory”) included in the Purchased Assets (the “Closing Inventory Count”), based on the mutually agreed process and methodology for the Closing Inventory Count included in Exhibit B hereto.

(ii)            Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Final Closing Statement”) setting forth its calculation of (A) Closing Debt, (B) all Closing Inventory (based on the Closing Inventory Count), (C) Closing Transaction Expenses, and (D) the Post-Closing Adjustment (as defined below), which statement will contain an unaudited balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein other than payment of Debt and Transaction Expenses actually paid as contemplated by Section 2.06) and calculations of Closing Debt, Closing Transaction Expenses, Closing Inventory and the Post-Closing Adjustment.

(iii)           Within thirty (30) days after the Buyer delivers the Final Closing Statement to the Sellers (the “Review Period”), the Sellers may deliver to the Buyer a written notice specifying in reasonable detail any objections thereto and the Sellers’ proposed calculation of any item to which the Seller so objects (an “Objection Notice”). During the Review Period, the Sellers will have access to the Buyer’s work papers, books and records to the extent as they relate to the Final Closing Statement for purposes of review under this Section, provided that such request does not unreasonably interfere with the normal business operations of the Buyer. Failure of the Sellers to duly deliver such an Objection Notice within such thirty (30)-day period will constitute acceptance by Sellers, as final, of the Final Closing Statement as proposed by the Buyer.

(iv)           If the Seller so timely delivers an Objection Notice, the Buyer and the Sellers will attempt in good faith to reach an agreement as to the matter in dispute.

(v)            If the Buyer and the Sellers are unable to resolve any disagreement with respect to the Final Closing Statement within thirty (30) days following the Buyer’s receipt of the Objection Notice, then any disputed items will be submitted to and determined by an independent accounting firm mutually selected by the Buyer and the Sellers (the “Independent Accountant”) acting as experts and not arbitrator; provided, however, such parties may mutually agree on an extended period to resolve any such dispute before submitting it to the Independent Accountant. The Independent Accountant will be given reasonable access to all of the records of the Sellers and the Buyer to resolve any disputed item regarding the Final Closing Statement and will be instructed to submit its determination in writing with respect to any disputed matters to Buyer and the Sellers within twenty (20) days after such submission. The Independent Accountant will only decide the specific items under dispute by the parties and its decision for each disputed amount in the Objection Notice must be within the range of values assigned to each such item in the Final Closing Statement and the Objection Notice, respectively. The Sellers and the Buyer will be entitled to present any materials they deem appropriate to the Independent Accountant, including a meeting, with all parties present (to the extent such parties desire to be present in such meeting), to discuss their position.

(vi)           The fees and expenses of the Independent Accountant will be paid by Sellers, on the one hand, and by Buyer, on the other hand, in inverse proportion based upon the percentage that the disputed amounts in the Objection Notice awarded to Sellers under Section 2.07(b)(iv) bear to the aggregate amount of the disputed amounts in the Objection Notice.

(vii)          The Final Closing Statement (properly disputed under this Section) will, after resolution of such dispute pursuant to this Section, be final, binding and conclusive on all parties for the determination of the Post-Closing Adjustment Base (as defined below) and Post-Closing Adjustment (as defined below).

(viii)         The “Post-Closing Adjustment Base” is an amount equal to (A) the Closing Inventory minus Target Inventory minus (B) Closing Debt minus (C) Closing Transaction Expenses. The “Post-Closing Adjustment” is an amount equal to the Post-Closing Adjustment Base minus the Closing Adjustment. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment by wire transfer of immediately available funds, to an account designated by Sellers. Following such payment, if any, Buyer and Sellers shall provide joint written instructions to the Escrow Agent to disburse the entire balance of the Adjustment Escrow Amount to Sellers in cash, by wire transfer of immediately available funds to an account designated in writing by Sellers. If the Post-Closing Adjustment is a negative number, then Buyer and Sellers shall instruct the Escrow Agent to pay such difference from the Adjustment Escrow Amount to Buyer in cash. If such difference is in excess of the Adjustment Escrow Amount, then Sellers and Equity Holders shall, jointly and severally, pay such excess to Buyer, in each case by wire transfer of immediately available funds to an account designated in writing the Buyer; provided, that Buyer may, at its sole option, satisfy any such shortfall from the remainder of the Indemnification Escrow Amount. Following the payment of any amount due to Buyer from the Adjustment Escrow Amount pursuant to this Section 2.07(b)(viii), Buyer and Sellers shall instruct the Escrow Agent to pay any remaining funds, if any, from the Adjustment Escrow Amount to Sellers in cash, by wire transfer of immediately available funds to accounts designated in writing by Sellers. Any payments to be made pursuant to this Section 2.07(b)(viii) shall be made in accordance with Section 2.07(c). Each Seller and each Equity Holder will have customary rights of contribution against each other Seller and each other Equity Holder in the event such Person pays any amount in excess of such Person’s pro rata share (direct or indirect) of a negative Post-Closing Adjustment as a result of the joint and several liability hereunder.

(c)            Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment will be due (x) within five (5) Business Days after acceptance of the applicable Final Closing Statement or (y) if there are disputed amounts, then within five (5) Business Days after the resolution thereof. Payment of the Post-Closing Adjustment will be made by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be.

Section 2.08          Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby will take place at a closing (the “Closing”) to be effective for all purposes, including for tax purposes, at 12:00:00 a.m. Eastern Time on the day immediately following the date hereof (the “Closing Date”) by exchange of executed documents in PDF format by electronic mail (provided, that any payments at Closing shall be made in the manner contemplated by this Agreement).

Section 2.09          [Intentionally Omitted.]

Section 2.10          Escrow. The first $500,000 of the Escrow Amount shall be designated the “Adjustment Escrow Amount” and the remaining $1,500,000 of the Escrow Amount shall be designated the “Indemnification Escrow Amount”. The Escrow Agent will hold the Escrow Amount for the periods set forth below and in accordance with the Escrow Agreement.

(a)            Adjustment Escrow Amount Release. Not later than the later of (x) one hundred and twenty (120) days following the Closing Date, and (y) five (5) Business Days following the date of the payments described in Section 2.07(b)(viii), the parties shall instruct the Escrow Agent in writing to release to Sellers their respective portion of an amount from the Escrow Funds (the “Initial Escrow Release”) equal to (x) $500,000 (being the maximum amount of the Adjustment Escrow Amount), minus (y) the amount, if any, payable to Buyer by Sellers in accordance with Section 2.07(b)(viii), to a maximum Initial Escrow Release of $500,000 and minimum Initial Escrow Release of $0.

(b)            Indemnity Escrow Amount Release. Not later than five (5) Business Days following the date that is eighteen (18) months from the Closing Date (the “Escrow Period”), the parties shall instruct the Escrow Agent in writing to release the remaining Escrow Funds to Sellers in accordance with the Escrow Agreement (less the amount of any outstanding and unpaid claims for payment made by Buyer pursuant to Section 5.07, or ARTICLE VII as of the date of such release). Upon resolution of all remaining claims specified above, the parties shall instruct the Escrow Agent in writing to release in accordance with the Escrow Agreement any remaining Escrow Funds to Sellers within five (5) Business Days of the date of such resolution. Notwithstanding anything herein to the contrary, the Indemnification Escrow Amount will be the first source of funds used to satisfy the applicable indemnification obligations of Sellers under Section 5.07 or ARTICLE VII (and, if elected by Buyer, any shortfall from the Adjustment Escrow Amount under Section 2.07(b)(viii)). This right to receive funds from the Escrow Amount is not Buyer’s sole remedy for amounts owed pursuant to this Agreement, and Buyer will have the right to set off against the earned but unpaid portion of the Earnout (if any) or to insist on payment directly from Sellers and Equity Holders in the event such funds are insufficient to fully satisfy such obligations under this Agreement. The Indemnity Escrow Amount will be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement. Interest earned on the Escrow Indemnity Amount, if any, unless utilized to satisfy the Sellers’ payment obligations hereunder, will be for the account of the Sellers (and not the Buyer).

Section 2.11          Third-Party Consents. To the extent that the applicable Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement will not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. In such case, the applicable Seller, at its expense, shall, to the extent requested by Buyer, use its reasonable best efforts to obtain any such required consent(s) as promptly as possible and Buyer shall reasonably cooperate with such Seller in connection therewith. If any such consent cannot be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the applicable Seller shall, to the maximum extent permitted by Law and the terms of the applicable Purchased Asset, act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder as reasonably directed by Buyer. Sellers and Equity Holders shall cooperate, to the maximum extent permitted by Law and the terms of the applicable Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer; provided, however, nothing in this Section 2.11 will be deemed to require the applicable Seller to renew or extend any Permit or Contract (including any Intellectual Property Agreement) included in the Purchased Assets beyond the current term of such Permit or Contract (including Intellectual Property Agreement) unless agreed upon in writing by Buyer and the applicable Seller. Each Seller shall not, and Equity Holders shall not permit any Seller to, cause any termination of any such Permit or Contract to be effective prior to the end of the current term of such Permit or Contract (including Intellectual Property Agreement) without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 2.12          Transfer of Certain Assets. The customer and supplier lists and other items of intangible personal property of the applicable Seller included in the Purchased Assets and transferred by such Seller to Buyer at the Closing will only be transmitted electronically and not by paper or other tangible media. Prior to the Closing, Sellers, on the one hand, and Buyer, on the other hand, will reasonably agree on appropriate methods of transfer of such customer and supplier lists and such other items of intangible personal property in order to effect the principles described in the foregoing sentence.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND EQUITY HOLDERS

Each Seller and each Equity Holder, jointly and severally, represent and warrant to Buyer that, except as set forth in the correspondingly numbered section of the Disclosure Schedules, the statements contained in this Article III are true and correct as of the date hereof. As used in this Article III, the term “Seller” in the singular refers to each Seller, individually, and to the Sellers collectively, unless the context otherwise expressly indicates.

Section 3.01          Authority, Organization and Qualification of Seller.

(a)            Seller and each Equity Holder have full power and authority to enter into this Agreement and the other Transaction Documents to which such Person is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and each Equity Holder of this Agreement and any other Transaction Document to which such Person is a party, the performance by such Person of its obligations hereunder and thereunder and the consummation by such Person of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and Equity Holders, as applicable. This Agreement has been duly executed and delivered by Seller and each Equity Holder, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and each Equity Holder enforceable against such Person in accordance with its terms. When each of the Transaction Documents to which Seller or the applicable Equity Holder is a party has been duly executed and delivered by such Persons (assuming due authorization, execution and delivery by each other party thereto), such Transaction Documents will constitute a legal and binding obligation of such Persons enforceable against it in accordance with its terms. Equity Holders own all of the issued and outstanding capital stock of Seller and no other Person has any ownership interest in Seller.

(b)            Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(c)            Section 3.01(c) of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02          No Subsidiaries. Seller does not own any equity interest in, or any right convertible into or exchangeable for any equity interest in, or otherwise have an ownership interest in, any other Person. Seller does not conduct the Business through any other Person.

Section 3.03          No Conflicts; Consents. The execution, delivery and performance by Seller and each Equity Holder of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of its certificate of incorporation, bylaws, or other organizational documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Business; (c) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any (x) Contract to which Seller is a party or by which Seller is bound or to which any of its properties and assets are subject or (y) any Permit affecting the properties, assets or business of the Business; or (d) result in the creation or imposition of any Encumbrance on any Purchased Asset. To Seller’s Knowledge, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Business in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04          Financial Statements.

(a)            Complete copies of the following have been made available to Buyer: (i) accountant-reviewed financial statements of the Business, consisting of the balance sheet as at December 31st in each of the years 2022 and 2023 and the related statements of income and retained earnings (the right to retained earnings being, as further described in and to the extent set forth in Section 2.02(j), an Excluded Asset hereunder), stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and (ii) unaudited financial statements of the Business consisting of the balance sheet of the Business as of March 31, 2024 and the related profit and loss statement for the three (3) month period then ended (“Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). Except as set forth in the footnotes thereto, the Financial Statements have been prepared in accordance GAAP, consistently applied as of the dates and through and for the periods indicated, subject to the absence of notes and, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet for the twelve (12) month period ended December 31, 2022, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(b)            Section 3.04(b)(i) of the Disclosure Schedules sets forth a true and complete list of all Debt of Seller (whether or not constituting Closing Debt) as of the date hereof, and all Transaction Expenses (whether or not constituting Closing Transaction Expenses) as of the date hereof. Section 3.04(b)(ii) sets forth a list of all Contracts for which customers have made prepayments or advances of the type described in clause (g) of the definition of “Debt”, which have not been fully performed as of the Closing, including the name of the customer, date of the agreement, amount of prepayment, a general description of the work performed, the schedule of the performance of remaining work.

Section 3.05          Undisclosed Liabilities. Seller has no liabilities, obligations or commitments of any nature whatsoever (“Liabilities”), except those (a) which are set forth on the face of the Balance Sheet as of the Balance Sheet Date or in Section 3.05 of the Disclosure Schedules, (b) of a type not required to be set forth on the face of a balance sheet prepared in accordance with GAAP, (c) which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (d) which are not individually greater than Twenty-Five Thousand Dollars ($25,000), or in the aggregate greater than One Hundred Thousand Dollars ($100,000).

Section 3.06          Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, since the Balance Sheet Date, and other than in the ordinary course of business, there has not been, with respect to the Business, any (a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) material change in any method of accounting or accounting practice of Seller; (c) transfer, assignment, sale, license, sublicense or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements; (d) material damage, destruction or loss (whether or not covered by insurance) to its property; (e) acceleration, termination, material modification to or cancellation of any Material Contract; (f) imposition of any Encumbrance upon any of Seller’s properties, equity interests or assets, tangible or intangible; (g) hiring or promoting of any person, except to fill a vacancy in the ordinary course of business; (h) any loan to (or forgiveness of any loan to), or entry into any other transaction with any Equity Holder or current or former directors, managers, officers and employees; (i) entry into a new line of business or abandonment or discontinuance of existing lines of business; (j) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (k) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of (x) Twenty-Five Thousand Dollars ($25,000) individually (in the case of a lease, per annum) or (y) One Hundred Thousand Dollars ($100,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; (l) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity interests of, or by any other manner, any business or any Person or any division thereof; or (m) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.07          Material Contracts.

(a)            Section 3.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.08(b) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 3.10(b) of the Disclosure Schedules, being “Material Contracts”): (i) each Contract of Seller involving aggregate consideration in excess of Twenty-Five Thousand Dollars ($25,000) and which, in each case, cannot be cancelled by Seller without penalty or without more than ninety (90) days’ notice; (ii) all Contracts that require Seller to purchase its total requirements of any product or service from a third-party or that contain “take or pay” provisions; (iii) all Contracts that provide for the indemnification by Seller of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity interests or assets of any other Person or any real property (whether by merger, sale of equity interests, sale of assets or otherwise); (v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Seller is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice; (vi) except for Contracts relating to trade payables, all Contracts relating to Debt; (vii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Seller to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of similar discount rights; (viii) any Contracts to which Seller is a party that provide for any joint venture, partnership or similar arrangement by Seller; (ix) all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand, including any Equity Holder; and (x) all Contracts between or among Seller, on the one hand, and any Governmental Authority, on the other hand, or pursuant to which the Company provides, directly or indirectly, goods or services to any Governmental Authority (“Government Contracts”).

(b)            Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default under any Material Contract in any material respect. Neither Seller nor, to Seller’s Knowledge, any other party thereto has provided or received any notice of any breach of or default under or intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. Except for the Material Contracts, Seller does not enter, and has not since January 1, 2019 entered, into any customer contracts that are not in the forms of standard form customer contracts set forth in Section 3.07(b) of the Disclosure Schedules (and subject to periodic revisions based on the reasonably advice of counsel and in accordance with past practice), except certain agreements listed in Section 3.07(b) of the Disclosure Schedules.

(c)            With respect to the Government Contracts, as of the date of this Agreement, none of Seller, any Equity Holder or any member of Seller’s senior management team: (i) is presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Governmental Authority; (ii) has at any time since January 1, 2019 been convicted of or had a civil judgment rendered against it for: (A) commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a Contract or subcontract with any Governmental Authority; (B) violation of antitrust Laws relating to the submission of offers for Contracts with Governmental Authorities; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; or (iii) is presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority with, commission of any of these offenses enumerated in clause (ii) above. Without limiting the generality of the foregoing, Seller has not, at any time since January 1, 2019, had one or more Contracts terminated by any Governmental Authority for breach or default by Seller or any of its Representatives.

Section 3.08          Title to Purchased Assets; Real Property.

(a)            Seller has good and valid title to, or a valid leasehold interest in, the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances, except as to be paid in full and released at Closing in accordance with Section 2.06. Without limiting the foregoing, Section 3.08(a) of the Disclosure Schedules sets forth a true and correct list of (i) the total EPA Allowances issued to the Business for fiscal year 2024, (ii) the total EPA Allowances already utilized by the Business during the year to date 2024 period as of the Closing Date, and (iii) the remaining issued and unutilized EPA Allowances available to the Business for remaining portion of fiscal year 2024 as of the Closing Date. Seller has good and valid title to the right to receive EPA Allowances with respect to the Business and such right to receive EPA Allowances has not been transferred to any other Person (and, other than this Agreement and the other Transaction Documents, there is no currently in force Contract for the transfer thereof to any Person).

(b)            Seller does not own any Real Property. Section 3.08(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

Section 3.09          Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, in each case in all material respects, and none of such items of tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The items of tangible personal property included in the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 3.10          Intellectual Property.

(a)            Section 3.10(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, that are not registered but that are material to the Business, including software. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations. Seller (x) is the sole and exclusive legal and beneficial (and with respect to the Intellectual Property Registrations, record) owner of all right, title and interest in and to the Intellectual Property Assets, and (y) has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business, in each case, free and clear of Encumbrances. Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken reasonable precautions to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(b)            Section 3.10(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Seller has made available to Buyer true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default under any Intellectual Property Agreement. Neither Seller nor, to Seller’s Knowledge, any other party thereto has provided or received any notice of breach of or default under or any intention to terminate, any Intellectual Property Agreement.

(c)            To Seller’s Knowledge, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Seller’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted. To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Business, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

Section 3.11          Inventory.

(a)            All Inventory of the Business, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable, and not excessive, in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that (i) have been written off or written down to fair market value, or (ii) for which adequate reserves have been established, or (iii) which are otherwise identified in the Closing Inventory Count, or (iv) if not otherwise identified in the Closing Inventory Count, would have constituted Valueless Inventory (as defined in Exhibit B) for purposes of calculating Closing Inventory. All such Inventory is owned by Seller free and clear of all Encumbrances, except as to be paid in full and released at Closing in accordance with Section 2.06. Without limiting the generality of the foregoing, none of the Inventory is held on a consignment basis. Without limiting anything in Section 3.23, all Valueless Inventory reflected in the finally determined calculation of Closing Inventory, and all Inventory which is not reflected in the finally determined calculation of Closing Inventory which would have constituted Valueless Inventory for purposes of calculating Closing Inventory, are being sold, transferred, assigned and delivered by the applicable Seller to Buyer, and Buyer shall acquire, receive, assume and accept such Valueless Inventory from the applicable Seller, in their then “as-is, where is” condition, without any other representations or warranties from Sellers, express or implied, including any warranty of merchantability, habitability or fitness for a particular purpose.

(b)            Section 3.11(b)(i) of the Disclosure Schedules sets forth a true and correct listing of all Inventory of the Business as of the date of the balance sheet included in the Interim Financial Statements, including specifying whether such inventory is R410a Refrigerant Gas. Section 3.11(b)(i) of the Disclosure Schedules lists all locations where Inventory is stored as of the Closing Date.

Section 3.12          Accounts Receivable. The Accounts Receivable of the Business reflected on the Balance Sheet and the Accounts Receivable of Seller arising after the date thereof, but prior to Closing, have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice.

Section 3.13          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of Seller or any Equity Holder.

Section 3.14          Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, key-man life insurance and other insurance maintained by Seller and relating to the Business and the Purchased Assets (collectively, the “Insurance Policies”). True and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect as of the date of this Agreement. All of the Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; (c) have not been subject to any lapse in coverage; and (d) are “occurrence based” liability insurance policies (and not “claims made”).

Section 3.15          Legal Proceedings; Governmental Orders. There are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by Seller or any Equity Holder affecting any of the Purchased Assets (or by or against Seller or any Equity Holder or any Affiliate thereof and relating to the Business); or (ii) against or by Seller or any Equity Holder or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred and/or no circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Purchased Assets or the Business.

Section 3.16          Compliance with Laws; Permits.

(a)            Seller is currently, and has at all times since January 1, 2019 been, in material compliance with all Laws applicable to it or the Business (including the Purchased Assets), except as listed on Section 3.16(a) of the Disclosure Schedules. All Permits required for Seller to own and operate the Purchased Assets and otherwise conduct the Business or required for Seller’s officers, directors or employees to perform their duties to Seller have been obtained by Seller or the applicable individual (as the case may be) and are in good standing, valid and in full force and effect as of immediately prior to Closing. All fees and charges with respect to such Permits that are due and owing as of the date hereof have been paid in full. Section 3.16(a) of the Disclosure Schedules lists all current Permits issued to (x) Seller or (y) to any officer, director or employee of Seller that is used in the conduct of the Business, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

(b)            To Seller’s Knowledge, Seller is in compliance with all manufacturer requirements published or otherwise disseminated with respect to products used by Seller in the conduct of the Business, including without limitation manufacturer specifications, treatment and application instructions and all other protocols. Seller has not received written notice from any manufacturer alleging that Seller, Seller’s employees, agents or representatives, or any independent contractor performing services for or on behalf of Seller is not in compliance with the manufacturer requirements described in this Section 3.16(b).

(c)            Neither Seller, nor any Equity Holder nor any of their respective Affiliates or Representatives or any other persons acting on behalf of any of the foregoing has at any time (x) engaged in any unlawful activity, practice or conduct which would constitute, directly or indirectly, any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift) of money or item of value to or for the use of any person to obtain or retain any favor, business or an advantage in the conduct of business for Seller or (y) induced a person to do any act or make any decision in his or her or its official or professional capacity (including a decision to fail to perform his or her or its official or professional function) or (z) used his or her or its influence in order to affect any act or decision or to assist either party in obtaining or retaining any business, favor or advantage in the conduct of business for Seller.

Section 3.17          Environmental Matters. Without limiting the generality of the provisions of Section 3.16:

(a)            Seller is currently, and has at all times since January 1, 2019, been, in compliance with all Environmental Laws and has not received from any Person any Environmental Notice, Environmental Claim or written request for information pursuant to Environmental Law. Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third-parties under Environmental Law.

(b)            Seller has obtained and is in material compliance with all Environmental Permits (each of which is listed in Section 3.17(b) of the Schedules) necessary for the ownership, lease or operation of the Business or ownership or use of the Purchased Assets and all such Environmental Permits are valid and in full force and effect and will be maintained in good standing and in full force and effect by Seller through the Closing in accordance with Environmental Law. To Seller’s Knowledge, there is no condition, event or circumstance that would reasonably be expected to prevent or impede, after the Closing, Buyer’s ownership, lease or operation of the Business or ownership or use of the Purchased Assets as currently carried out. With respect to any Environmental Permits, Seller has undertaken, or will undertake, all measures necessary to enable transfer of the same to Buyer or its Affiliates and, Seller is not aware of any condition, event or circumstance that would reasonably be expected to prevent or impede the transfer of the same.

(c)            No real property currently or formerly owned, operated or leased by Seller is listed on, or to Seller’s Knowledge has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA or any similar state list. At all times since January 1, 2019, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property owned, operated or leased by Seller, and Seller has not received an Environmental Notice that any real property currently owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material in violation of Environmental Law.

(d)            Section 3.17(d) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Business.

(e)            Section 3.17(e) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller or the Business and any predecessors as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller or the Business and any predecessors as to which Seller may retain liability.

(f)             Seller has provided or otherwise made available to Buyer and listed in Section 3.17(f) of the Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property owned, operated or leased since January 1, 2019 related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws.

(g)            In connection with the operation of the Business, Seller does not currently import, manufacture, store, manage, use, operate, transport, treat or dispose of any Hazardous Materials, other than in compliance in all material respects with all Environmental Laws.

(h)            Except as described in the environmental reports attached to Section 3.17(h) of the Schedules, to Seller’s Knowledge, no leased Real Property, buildings or fixtures, or improvements, equipment or other Purchased Assets thereon contain the presence of asbestos containing materials, polychlorinated biphenyls or lead-based paint in violation of Environmental Law.

Section 3.18          Employee Benefit Matters.

(a)            Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, (x) which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, manager, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or (y) under which Seller or any of its ERISA Affiliates has or may have any Liability, or (z) with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). Seller has provided to Buyer (i) true and correct copies of each Benefit Plan (or, to the extent there is no written copy of a Benefit Plan, a written summary of the terms and participants of such Benefit Plan) and (ii) to the extent applicable to such Benefit Plan: all trust agreements, insurance contracts or other funding arrangements; (iii) the three (3) most recent Form 5500s and all schedules thereto; (iv) the most recent IRS determination letter; (v) all current employee handbooks or manuals; (vi) all current summary plan descriptions; (vii) all material communications received from or sent to the IRS, PBGC, or the Department of Labor (including a written description of any oral communications); (viii) all current actuarial reports; and (ix) all amendments and modifications to any such document.

(b)            None of Seller or any of its ERISA Affiliates has ever maintained or contributed to a benefit plan subject to Title IV of ERISA or has any liability with respect thereto or any Benefit Plan that is a “multiple employer welfare arrangement” as defined in §3(40) of ERISA, a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code), or other funded arrangement for the provision of welfare benefits or a welfare benefit plan that is self-insured. Each Benefit Plan and related trust has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws and each such Benefit Plan is fully funded on a termination basis (to the extent applicable). There is no material Action pending or, to the Seller’s Knowledge, threatened, against any Benefit Plan or the assets of any Benefit Plan (other than routine claims for benefits) and, to the Seller’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such material Action. There has been no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available with respect to any Benefit Plan. To the Seller’s Knowledge, no fiduciary, as described in Section 3(21) of ERISA, of any Benefit Plan has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

(c)            Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code and, to the Seller’s Knowledge, nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

(d)            The Seller does not maintain, sponsor, contribute or have any obligation to contribute to, or have any Liability or would reasonably be expected to have any Liability with respect to, any Benefit Plan providing health or life insurance or other welfare-type benefits for former, current or future retired or terminated employees or service providers (or any spouse or other dependent thereof) other than as mandated by the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and of any similar state Law.

(e)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement, other than the Closing Employment Agreement and the Closing Consulting Agreement, will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, managers, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code or to any other individual for payment.

Section 3.19          Employment Matters.

(a)            Section 3.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants (other than legal counsel, financial advisors and brokers to whom Closing Transaction Expenses are paid) of Seller with respect to the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of any fringe benefits provided to each such individual that are not generally available to all employees; and (vii) FLSA exempt status. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any such compensation that have not been disclosed on the Disclosure Schedules. Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Business. To Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees of Seller for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any of its employees.

(b)            To the Knowledge of Seller, all individuals characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and all employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Seller, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(c)            Seller is, and has at all times since January 1, 2019 been, in material compliance with all applicable Laws with respect to employment and employment practices, including with respect to terms and conditions of employment, health and safety, wages and hours, child labor, immigration and work authorization, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Without limiting the foregoing or the provisions of Section 3.16, since January 1, 2019, Seller has not received: (i) written notice of any unfair labor practice charge or complaint pending or threatened against Seller before the National Labor Relations Board or any other similar Governmental Authority responsible for labor relations, (ii) written notice of any charge or complaint with respect to or relating to Seller pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iii) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to Seller or written notice that such investigation is in progress, or (iv) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of Seller or any applicant for employment as an employee of Seller alleging breach of any express or implied contract of employment, any applicable Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)            Seller conducts, and has at all times since January 1, 2019, conducted, all drug screenings, background checks, and other inquiries required to be conducted with respect to its employees by Seller’s applicable employment policies and procedures or by applicable Law. Seller maintains, and has maintained at all times since January 1, 2019, copies of the results of such screenings, checks and inquiries with respect to its Employees and true and correct copies of any such items maintained by and in the possession of Seller as of the Closing will be delivered to Buyer as Purchased Assets hereunder.

(e)            To the Knowledge of Seller, each employee of the Company working in the United States is authorized to work in the United States at every specific company/remote/home/client worksite(s) at which such employee has been physically present to perform their job duties. Seller maintains and will provide a true, correct and complete original of Form I-9 for each employee working in the United States for whom the form is required by law, and, to the Knowledge of Seller, was completed fully and accurately in accordance with applicable Laws, including the Immigration Control and Reform Act and related 2020 COVID-19 flexibility provisions. All employee Forms I-9 requiring re-verifications were completed on or before the work authorization expiration date.

(f)             Section 3.19(f) of the Disclosure Schedules lists all temporary non-immigrant visa and permanent immigrant employment-based immigration sponsorship ever undertaken by Seller or any predecessor or Affiliate thereof on behalf of employees of the Business, including all H-1B visa petitions, along with the underlying Labor Condition Applications and related Public Access and government audit files, all other visa petitions, Permanent Alien Labor Certification application and audit file compliance materials, and I-140 Petitions for each applicable employee, including, without limitation, all employer-sponsored immigration files held by Seller or any predecessor or Affiliate thereof, all employer and visa beneficiary records required by applicable Laws, receipt and approval notices, application forms, letters of support, compliance records, applications for employee family members, and any supporting evidence. Seller has at all times complied with all required immigration sponsorship obligations under applicable Laws, including the notification, posting, wage, benefits, and compliance file requirements, has notified the applicable government agencies as to material changes with employment-based immigration sponsorship petitions, has taken the required compliance steps to address non-material changes, and has maintained all required related records in compliance with applicable Laws.

Section 3.20          Taxes. All Tax Returns required to be filed on or before the Closing Date by Seller have been timely filed (taking into account all applicable extensions). Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid and adequate provision for any Taxes that are not yet due and payable has been made for all taxable periods, or portions thereof, ending on or before the date hereof. Seller has made available to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Seller for all Tax periods ending after January 1, 2019. Seller has withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equity holder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets and, to Seller’s Knowledge, there are no such Encumbrances for Taxes threatened by any Governmental Authority. There is no dispute or claim concerning any Tax liability of Seller either claimed or raised by any Governmental Authority in writing. Seller has not received from any Governmental Authority (including jurisdictions where Seller has not filed Tax Returns) any notice indicating an intent to open an audit or other review. Neither Seller nor any Equity Holder is subject to withholding under Section 1374 of the Code (or any similar state law withholding requirements) or subject to withholding on any portion of the Purchase Price in any foreign jurisdiction and, at the Closing Date, Seller and each Equity Holder, as applicable, will deliver to Buyer a certificate or certificates to that effect. Seller has been taxed as an S-corporation for U.S. federal and applicable state and local Tax purposes since January 1, 2017. To the extent any withholding is required, any amount withheld will be treated as paid to Seller. Section 3.20 of the Disclosure Schedules sets forth a complete and accurate list of Tax elections that have been made (or are pending) and actions that have been taken (or are pending) by Seller pursuant to Section 2301 through Section 2308 of the CARES Act or Section 7001 through Section 7005 of the Families First Coronavirus Response Act.

Section 3.21          Government Stimulus Payments.

(a)            Section 3.21(a) of the Disclosure Schedules contains a true and correct list of each Contract for Debt or other assistance (whether or not forgivable or characterized as a grant or an advance) to which Seller is a party or to which the capital stock of Seller or any assets of Seller are subject (including by granting of security interest or other encumbrance) under the Paycheck Protection Program (whether through a First Draw or Second Draw loan), the EIDL Program, or any other any other federal, state or local Governmental Authority’s stimulus program or economic relief plan in connection with the COVID-19 global pandemic (collectively, “Stimulus Loans”), including the current status of each such Stimulus Loan.

(b)            With respect to any Stimulus Loan, Seller (or the applicable borrower if the Stimulus Loan was with respect to the Seller or the Business) was at the time of its application eligible or such Stimulus Loan under the applicable Governmental Authority’s stimulus plan or economic relief plan. In obtaining such other Stimulus Loan, none of Seller, any Equity Holder, nor, to Seller’s Knowledge, any Representative of any of the foregoing, made any misstatement or omission of fact (whether intentional or unintentional) to any Governmental Authority and each of the certifications and representations made in the applications and definitive documents therefor was true and correct in all respects. The borrower under the Stimulus Loan has complied in all respects with the terms and conditions of the applicable stimulus program or economic relief program.

Section 3.22          No Material Misstatement. No representation or warranty made by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate furnished or to be furnished to Buyer at the Closing pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.23          No Other Representations and Warranties Regarding Tangible Personal Property. EXCEPT AS SET FORTH IN THIS ARTICLE III OR THE DISCLOSURE SCHEDULES HERETO, NONE OF ANY SELLER, ANY EQUITY HOLDER OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THE PHYSICAL CONDITION OR VALUE OF, THE ITEMS OF TANGIBLE PERSONAL PROPERTY INCLUDED IN THE PURCHASED ASSETS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01          Organization and Authority of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any of the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers and Equity Holders) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each of the Transaction Documents to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Documents will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02          No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or bylaws of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent of, notice to or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of Buyer.

Section 4.04          Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05          Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by Buyer and its Affiliates and Representatives. Buyer acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Sellers, Equity Holders or their Representatives (except the specific representations and warranties of Sellers set forth in ARTICLE III and the Disclosure Schedules thereto or any other Transaction Document). Buyer hereby agrees and acknowledges that other than the representations and warranties made in ARTICLE III, none of any Seller, its Affiliates, or any of their respective officers, directors, employees or Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business including as to (i) the operation of the Business by Buyer after the Closing in any manner other than as used and operated by Sellers or (ii) the probable success or profitability of the Business after the Closing.

Section 4.06          Financial Capacity; Solvency. Buyer will have as of the Closing sufficient immediately available funds to pay, either in cash on hand or through debt or equity commitments from third-party lenders or Affiliates, the Purchase Price and all other amounts payable pursuant to this Agreement and the other Transaction Documents or otherwise necessary to consummate all the transactions contemplated hereby and thereby which are required to be paid by Buyer at the Closing. Buyer is, and immediately after giving effect to the transactions contemplated by this Agreement will continue to be, Solvent.

ARTICLE V
COVENANTS

Section 5.01          Employee Matters. Effective as of the Closing, Sellers will terminate all employees of the Business who are actively at work on the Closing Date, and Buyer will offer employment on terms and conditions as set forth in this Section 5.01, on an “at will” basis, to each of the employees of the Business, other than those employees set forth on Section 5.01 of the Disclosure Schedules (“Transferred Employees”), but in any event subject in all respects to Buyer’s hiring policies and procedures, including, but not limited to, entering into a non-disclosure and restrictive covenants agreement with Buyer. Sellers shall use commercially reasonable efforts to facilitate Buyer’s hiring of the Transferred Employees as Buyer may reasonably request. Except as otherwise set forth in the Closing Employment Agreements and the Closing Consulting Agreements, as of the Closing Date, and for a period of twelve (12) months thereafter, Buyer will, or will cause its applicable Affiliate (the “Surviving Employer”), to provide each Transferred Employee during his or her period of employment with the Surviving Employer, (i) base compensation at a rate not less than such Transferred Employee’s base compensation in effect immediately prior to the Closing Date, and (ii) eligibility and vesting under the employee benefit plans of the Surviving Employer based on his or her years of service with the applicable Seller (and any additional service with any predecessor employer) before the Closing Date. With respect to any of the matters set forth in this Section 5.01, such base compensation and eligibility, vesting or credit will be given pursuant to payroll or plan records as provided by Sellers to Buyer.

Section 5.02          Confidentiality. From and after the Closing, each Seller and each of the Equity Holders shall, and shall cause their respective Affiliates to, hold, and shall use reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business. If any Seller or any Equity Holder or any of their respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller or such Equity Holder (as the case may be) shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Seller or such Equity Holder (as the case may be) shall use reasonable best efforts (at the sole cost and expense of Buyer) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.03          Non-competition; Non-solicitation.

(a)            For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller and each Equity Holders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest (financial or otherwise) in any Person other than Buyer or Buyer’s parent company that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere, including by disparagement, in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and customers or suppliers of the Business. Notwithstanding the foregoing, each Seller or each Equity Holder may (x) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller or such Equity Holder (A) is not a controlling Person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own one half percent (0.5%) or more of any class of securities of such Person, (y) provide services to Buyer and its Affiliates pursuant to the Closing Employment Agreement or Closing Consulting Agreement, as applicable, or (z) after final determination of the Purchased Equipment Value, sales of Excluded Equipment into the general market and not otherwise constitute a breach of Section 5.03(a)(iii) above.

(b)            During the Restricted Period, Sellers and the Equity Holders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of the Business, Buyer or any of its Affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except (i) for solicitations pursuant to a general solicitation which is not directed specifically to any such employees, (ii) in the case of an employee who is not an immediate family member of any Equity Holder and who was terminated without cause (as customarily defined) by the Surviving Employer, to the extent such solicitation and hiring is at least one hundred eighty (180) days following the date of termination by the Surviving Employer, or (iii) in the case of an employee who is an immediate family member of any Equity Holder whose engagement by the Surviving Employer is terminated for any reason or no reason at all, to the extent such solicitation and hiring is at least three hundred sixty (360) days following the date of termination by the Surviving Employer. During the Restricted Period, Sellers and the Equity Holders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Business or potential clients or customers of the Business for purposes of diverting their business or services from Buyer.

(c)            At all times from and after the Closing Date, Sellers and the Equity Holders shall refrain from directly or indirectly making written or oral statements to any person or entity with whom Buyer has had or has a business or prospective business relationship, as well as the press and the community at large, by any means, including but not limited to internet postings, blog entries and social media, which may reasonably be expected to disparage or impugn the character, integrity or ethics, or damage the business, image or reputation, of Buyer or any of its Affiliates, or any of their respective directors, principals, officers, managers or employees.

(d)            Each Seller and each Equity Holder acknowledges that a breach or threatened breach of this Section 5.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller or any Equity Holder of any such obligations, Buyer will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Each Seller and each Equity Holder acknowledges that the restrictions contained in this Section 5.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.04          Further Assurances. Following the Closing, each party shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.05          Public Announcements. Buyer, each Seller and each Equity Holder shall consult with each other and seek one another’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public statements, with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that each party may make any such announcement or disclosure which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall provide the other parties with copies of any such announcement or disclosure in advance of such issuance; and provided, further, that each party may make internal announcements to their respective employees that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement. Notwithstanding the foregoing, (a) Buyer (or its Affiliates) may (i) make any disclosures required for financial or securities law reporting purposes and (ii) disclose such terms to its (or their respective) employees, accountants, advisors, affiliates, limited partners, representatives, any potential investor in any fund managed by any of the foregoing and financing sources, in each case, as necessary in connection with the ordinary conduct of its (or their respective) businesses, and (b) nothing contained or implied herein shall preclude any party from releasing any information in connection with enforcing its rights under of this Agreement or the other Transaction Documents or in connection with the preparation and filing such party’s Tax Returns.

Section 5.06          Maintenance of Current Insurance Coverage. Each Seller shall, and each Equity Holder shall cause the applicable Seller to, maintain for the remainder of the current coverage period (i.e., same period in effect immediately prior to the Closing Date), the coverage under the applicable Seller’s claims-made current liability insurance policies with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date. Neither any Seller nor any Equity Holder shall take or cause to be taken any action or omission that could reasonably be expected to result in cancellation or other loss of coverage under such policies; provided, that nothing herein will require Sellers or Equity Holders to renew or extend any such insurance policies beyond their current coverage period.

Section 5.07          Receivables; Post-Closing Collection. From and after the Closing, if any Seller, any Equity Holder, or any of their Affiliates receives or collects any funds relating to any Purchased Asset, such Person will promptly remit such funds (or cause such funds to be remitted) to Buyer, and in any event within twenty (20) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliates receives or collects any funds relating to any Excluded Asset, such Person will promptly remit any such funds to the applicable Seller, and in any event within twenty (20) Business Days after its receipt thereof. In collecting any Accounts Receivable or other right to payment included in the Excluded Assets, neither any Seller nor any Equity Holder, or any of their respective Affiliates, shall take or cause to be taken any action which would reasonably be expected (I) to result in the creation of any Liability of Buyer which, if existing as of the Closing, would have constituted an Excluded Liability hereunder or (II) constitute a breach or violation of Section 5.03. Until the end of the Earnout Period (as defined in Exhibit D), Buyer shall, at Sellers’ sole expense, reasonably cooperate with Sellers and Equity Holders in the collection of any such Accounts Receivable or other rights to payment included in the Excluded Assets (and any costs or expenses incurred by Buyer or any of its Affiliates in connection with such cooperation shall be eligible for set-off against any amounts to be remitted by Buyer or its Affiliates to Seller pursuant to this Section 5.07).

Section 5.08          Books and Records.

(a)            In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall (i) retain the Books and Records relating to periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such Books and Records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the provisions of Section 6.04, subject in all cases to Section 2.01(j).

(b)            In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Business after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Sellers shall (i) retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing and which do not constitute Books and Records; and (ii) upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the provisions of Section 6.04.

(c)            Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.08 where such access would violate any Law.

Section 5.09          Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities will be treated as Excluded Liabilities.

Section 5.10          Use of Name. Each Seller and each Equity Holder each acknowledges that Buyer intends to continue to operate the Business under the names “USA Refrigerants” and “USA United Suppliers of America” (the “Legacy Branding”) from and after the Closing, and each Seller and each Equity Holder agrees to reasonably cooperate with Buyer in connection with any filings with Governmental Authorities required in order to facilitate the foregoing. Without limiting the generality of the foregoing, as soon as practicable (but in any event not more than ten (10) Business Days) after the Closing Date, the applicable Seller shall make all reasonably required filings to change the corporate, doing-business-as or trade name of Sellers to exclude the Legacy Branding or any trademarks, trade names, service marks, domain names or corporate or business names, derived from or including the words in the Legacy Branding. Nothing herein shall prevent Sellers or Equity Holders from making reference to the Legacy Branding as reasonably required under any Tax or other corporate or organizational filings with respect to the Business for or with respect to pre-Closing periods.

Section 5.11          Occupancy Licenses.

(a)            Philadelphia Warehousing Contract. The parties acknowledge and agree that for the convenience of the parties, as of the Closing for a period of not less than ninety (90) days following the Closing (which may be extended by Buyer for up to an additional ninety (90) days, for a total “Occupancy License Term” of no more than one hundred and eighty (180) days in the aggregate), USAR hereby grants Buyer a temporary occupancy license for the parcel of Real Property located at 4301 N. Delaware Ave., Building C, Philadelphia, PA 19137 (the “Philadelphia Licensed Premises”) under the terms and conditions of the Philadelphia Warehousing Contract and for the space, uses and purposes utilized by the businesses and operations of Sellers as was utilized with respect to the Business as of immediately prior to the Closing at the Philadelphia Licensed Premises (the “Occupancy License”). The parties further acknowledge and agree that (i) the Occupancy License Term shall immediately terminate upon Buyer entering into a new lease Contract for the Philadelphia Licensed Premises, (ii) the purpose of the Occupancy License is to permit Buyer to catalogue, load, and ship certain Inventory included in the Purchased Assets from the Philadelphia Licensed Premises to Buyer’s other facility(ies) and otherwise to prepare the Philadelphia Licensed Premises for Buyer’s use following the Closing (including whether to enter into a new lease Contract with respect to such premises) (the “Purpose”), and Buyer shall keep Sellers reasonably apprised of the status thereof, and (iii) Buyer shall use commercially reasonable efforts to effect the Purpose and to enter into the new lease Contract for the Philadelphia Licensed Premises as promptly as possible following the Closing with the goal of minimizing the total duration of the Occupancy License. With the exception of any and all rent for the Philadelphia Licensed Premises and any and all shipping charges for the transport of such Inventory, which shall be borne and paid directly by Buyer, subject to the other limitations set forth herein, the Occupancy License shall be provided at no cost to Buyer and Sellers shall pay or reimburse to Buyer in the manner set forth in Section 2.07(a) for any and all operating expenses, sorting costs, loading costs, real estate taxes, association charges, insurance charges, maintenance, repair and replacement charges and the like, relating to the Business at the Philadelphia Licensed Premises during the longer of (x) the Occupancy License Term and (y) the ninety (90) days following the Closing Date (the “Occupancy License Costs”), and thereafter, Buyer will be responsible for such amounts. In addition, Sellers shall credit to Buyer an amount equal to $30,000 in the aggregate in the manner described in Section 2.07(a)(ii)(D) in order to compensate Buyer for certain other costs that Buyer reasonable expects to incur in connection with the Purpose. Buyer shall have access to the Philadelphia Licensed Premises on the same terms as Sellers; provided, however, Buyer shall, at the minimum, have access to the Philadelphia Licensed Premises for the Purpose and to otherwise conduct the Business in the ordinary course.

(b)            Other Leased Real Property. To the extent the Assignment and Assumptions of Leases with respect to Sellers’ other Leased Real Property have not been obtained as of the Closing then, without limiting anything in Section 2.11, for the convenience of the parties, as of the Closing for a period of not more than ninety (90) days following the Closing (which may be extended by Buyer for up to an additional ninety (90) days, for a total of no more than one hundred and eighty (180) days in the aggregate), Sellers hereby grant Buyer a temporary occupancy license for the parcels of Real Property located at 100 Industrial Blvd., Ennis, TX 75119 and 2110 Lincoln Highway, Edison, NJ 08817 (the “Other Licensed Premises”) under the terms and conditions of Sellers’ lease Contract with applicable Landlord thereunder and for the space, uses and purposes utilized by the businesses and operations of the Sellers as was utilized with respect to the Business as of immediately prior to the Closing at the applicable Other Licensed Premises (the “Other Occupancy License”). The parties further acknowledge and agree that the term of the Other Occupancy License with respect to the applicable Other Licensed Premises shall immediately terminate upon Buyer entering into either (A) an Assignment and Assumption of Lease for such premises or (B) a new lease Contract with the applicable landlord for such premises, and Buyer shall keep Sellers reasonably apprised of the status thereof. The rent and other charges under the Other Occupancy License shall be the same as currently charged with respect to the applicable Other Licensed Premises under the current lease Contract. Buyer shall have access to the Other Licensed Premises on the same terms as Sellers; provided, however, Buyer shall, at the minimum, have access to the Other Licensed Premises required to conduct the Business in the ordinary course.

Section 5.12          Excluded Equipment. As promptly as reasonably practicable following the Closing, and in any event not later than September 30, 2024, Sellers shall deliver to Buyer a list of all items of tangible personal property owned by Sellers with respect to the Business as of the Closing Date which would, if they were included in the Purchased Assets, constitute Class V Assets for purposes of the Allocation Schedule, including reasonable identifying information for each item of Excluded Equpment and Buyer’s good faith proposal for the fair market value of such item (the “Business Equipment List”). During the ninety (90) days from the date of receipt of the Proposed Excluded Asset List, the parties shall review and discuss and reasonably agree on which items on the Business Equipment List that Buyer wishes, in its sole disciretion, to include in the Purchased Assets and the fair market value thereof (the “Purchased Equipment Value”). The items on the Business Equipment List which are included in the Purchased Equipment Value shall be deemed Purchased Equipment hereunder and part of the Purchased Assets, and the parties shall amend to the Disclosure Schedules a new Section 2.01(d) of the Disclosure Schedules setting forth the Purchased Equipment and the related Purchased Equipment Value. Any items on the Business Equipment List which are not included in the Purchased Equipment Value shall be deemed Excluded Equipment hereunder and part of the Excluded Assets. If the Purchased Equipment Value is greater than $0, Buyer shall pay such Purchased Equipment Value to Sellers not later than the first (1st) anniversary of the Closing Date (and in any event shall reasonably consult with Sellers as to the timing of such payment).

ARTICLE VI
TAX MATTERS

Section 6.01          Tax Covenants. Each Seller and each Equity Holder agrees as follows:

(a)            Without the prior written consent of Buyer, each Seller and each Equity Holder shall not, and shall not permit any of their Affiliates to, to the extent it would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Business in respect of any Post-Closing Tax Period, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction (it being understood that Sellers will continue their corporate existence following the Closing and nothing in this Section 6.01(a) will be deemed to restrict any Seller’s ability to file any applicable Tax Returns or take or omit to take any other actions so long as the same does not otherwise violate the restrictions in this Section 6.01(a)).

(b)            All transfer, documentary, stamp, registration, value-added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. All sales and use Taxes and fees with respect to registration and titling of vehicles included in the Purchased Assets shall be borne and paid by Buyer to the extent required by applicable Law. Except for the Taxes which are to be borne and paid by Buyer as described in the immediately preceding sentences or as otherwise set forth herein, Sellers shall, at its own expense, timely file any applicable Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as reasonably necessary).

(c)            All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date will be apportioned between Sellers, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Straddle Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Straddle Period”). Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Straddle Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Straddle Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes will be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

Section 6.02          Allocation of Purchase Price. Each of the parties agrees that the Purchase Price and the Assumed Liabilities (plus other relevant items) will be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on an allocation schedule to be agreed by the parties not later than the date the Post-Closing Adjustment is finally determined in accordance with Section 2.07(b) and in any event consistent with the methodologies set forth in Exhibit C attached hereto (the “Allocation Schedule”) and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer shall be responsible for the preparation of the Allocation Schedule in accordance with such agreed-upon methodologies. Buyer shall deliver the proposed Allocation Schedule to Sellers, and Buyer shall reasonably consider any comments to the Allocation Schedule submitted by Sellers to the Buyer in writing within fifteen (15) days following Sellers’ receipt of the Allocation Schedule from Buyer. Buyer and Sellers shall consult with each other and attempt in good faith to resolve any disputes with respect to the Allocation Schedule during such fifteen (15) day period and, if the parties cannot agree on an Allocation Schedule as it relates to the application of the agreed-upon methodologies within such fifteen (15) day period, then Sellers and Buyer shall independently determine the manner in which such allocations should be made (but in all cases in good faith and in accordance with the agreed-upon methodologies), and neither party shall be bound by the other party’s allocations. For the avoidance of the doubt, the parties acknowledge and agree that the Allocation Schedule will not be construed to affect the validity or enforceability of any covenant or agreement set forth herein or in any of the other Transaction Documents.

Section 6.03          Contests. Each of the parties agrees to give prompt and timely written notice to the other parties of the receipt of any written notice by such party or any of such party’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by parties pursuant to this Agreement with respect to Taxes (a “Tax Claim”); provided that failure to comply with this provision will not affect such party’s right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced by such failure. Sellers at their own expense will control the contest or resolution of any Tax Claim relating to any Tax period ending on or prior to the Closing Date; provided, however, that Sellers shall obtain the prior written consent of Buyer (not to be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided, further, that Buyer will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer. Buyer will control the contest or resolution of any Tax Claim that is not described in the preceding sentence; provided, however, that Buyer shall obtain the prior written consent of Sellers (not to be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided, further, that Sellers will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 6.04          Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request (and subject in all cases to applicable privilege under Law) of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Business for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

ARTICLE VII
INDEMNIFICATION

Section 7.01          Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein will survive the Closing and will remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided that the representations and warranties in Section 3.01 (Authority, Organization and Qualification of Seller), Section 3.02 (No Subsidiaries), Section 3.03(a) (No Conflicts; Consents), Section 3.08(a) (Title to Purchased Assets), Section 3.13 (Brokers), Section 4.01 (Organization and Authority of Buyer), Section 4.02(a) (No Conflicts; Consents), and Section 4.03 (Brokers) will survive until the fifth (5th) anniversary of the Closing Date, plus sixty (60) days. All of the covenants of the parties contained herein (other than any covenants contained in ARTICLE VI which are subject to ARTICLE VI) will survive the Closing for the shortest of (x) seven (7) years following the Closing Date, plus sixty (60) days, (y) until performed in accordance with their terms, or (z) for the period explicitly specified therein (if such period is shorter than seven (7) years following the Closing Date, plus sixty (60) days), as the case may be. Notwithstanding the foregoing, any claims timely asserted in good faith by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved. For the avoidance of doubt, the parties hereby agree and acknowledge that the survival periods set forth in this Section 7.01 are contractual statutes of limitations and any claim brought by any party pursuant to this ARTICLE VII must be brought or filed prior to the expiration of the applicable survival period in accordance with the procedures set forth in this ARTICLE VII.

Section 7.02          Indemnification by Sellers and Equity Holders. Subject to the other terms and conditions of this ARTICLE VII, each Seller and each Equity Holder shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of any Seller or any Equity Holder contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller or any Equity Holder pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); (b) any breach or non-fulfillment of any covenant or obligation to be performed by any Seller or any Equity Holder as expressly set forth in ARTICLE II, ARTICLE V, ARTICLE VI, this ARTICLE VII, or ARTICLE VIII of this Agreement, (c) any Excluded Asset or any Excluded Liability; (d) any Existing Hazardous Materials Liabilities; (e) the Specified Pension Liabilities; (f) all Taxes of any Seller or relating to the Business or the Purchased Assets for all Pre-Closing Tax Periods; or (g) any Specified Employee Liabilities. Each Seller and each Equity Holder will have customary rights of contribution against each other Seller and each other Equity Holder in the event such Person pays any amount in excess of such Person’s pro rata share (direct or indirect) of the applicable Loss as a result of the joint and several liability hereunder.

Section 7.03          Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each Seller, each Equity Holder and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (b) any breach or non-fulfillment of any covenant or obligation to be performed by Buyer as expressly set forth in ARTICLE II, ARTICLE V, ARTICLE VI, this ARTICLE VII, or ARTICLE VIII of this Agreement.

Section 7.04          Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 will be subject to the following limitations:

(a)            Sellers and Equity Holders will not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds one half of one percent (0.5%) of the Purchase Price (the “Basket”), in which event Sellers and Equity Holders will be required to pay or be liable only for Losses in excess of the Basket. The aggregate amount of all Losses for which Sellers and Equity Holders will be liable pursuant to Section 7.02(a) will not exceed One Million, Five Hundred Thousand Dollars ($1,500,000.00) (the “Cap”). Buyer will not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyer will be required to pay or be liable only for Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer will be liable pursuant to Section 7.03(a) will not exceed the Cap.

(b)            Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) will not apply to any Losses (i) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01 (Authority, Organization and Qualification of Seller), Section 3.02 (No Subsidiaries), Section 3.03(a) (No Conflicts; Consents), Section 3.08(a) (Title to Purchased Assets), Section 3.13 (Brokers), Section 4.01 (Organization and Authority of Buyer), Section 4.02(a) (No Conflicts; Consents), and Section 4.03 (Brokers), or (ii) relating to Section 7.02(b), Section 7.02(c), Section 7.02(d), Section 7.02(e), Section 7.02(f), Section 7.02(g), or Section 7.03(b). The Losses excepted from the limitations in Section 7.04(a) in this paragraph instead will be limited to an amount equal to the Twenty Million Dollars ($20,000,000).

(c)            For purposes of this ARTICLE VII, the amount of Losses (but not whether the underlying breach or inaccuracy exists) will be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)            Notwithstanding anything to the contrary herein, the limitations set forth in Section 7.04(a) and Section 7.04(b) will not apply to any inaccuracy in or breach of any representation and warranty constituting actual fraud under applicable Law.

Section 7.05          Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a)            Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure or is otherwise materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or by giving written notice to the Indemnified Party not later than thirty (30) calendar days after receipt of notice of such Third-Party Claim from the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if Buyer is the Indemnified Party, Sellers shall not have the right to assume or control any Third-Party Claim involving a customer or supplier of the Business. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to the last sentence of this Section 7.05(a), it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that if upon the reasonable advice of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.02) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

(b)            Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure or is otherwise materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

Section 7.06          Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties agree that should an Indemnifying Party not make full payment of any such obligations within such payment period, any amount payable will accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to the then-applicable federal rate for short term loans. Such interest will be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding. Sellers’ and Equity Holders’ obligations hereunder are subject to Buyer’s rights of set-off against the Escrow Indemnity Amount, and thereafter, at Buyer’s sole option, against the earned but unpaid portion of the Earnout (if any) or to direct payment.

Section 7.07          Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, will not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be, in each case except to the extent that, where a Buyer Indemnitee is the Indemnified Party, such Buyer Indemnitee had actual knowledge of the breach or inaccuracy prior to the Closing.

Section 7.08          Exclusive Remedies. Subject to Section 5.03 and Section 8.09, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity by a party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, will be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VII. Nothing in this Section 7.08 will limit any Person’s right to seek and obtain any equitable relief to which any Person may be entitled or to seek any remedy on account of any party’s fraudulent or criminal conduct.

Section 7.09          Certain Other Limitations on Indemnification. Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss will be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (provided, however, that nothing in this Section 7.09 will require an Indemnified Party to seek recovery under any insurance policy). For the avoidance of doubt, no Losses may be claimed under Section 7.02 or Section 7.03 by any Indemnified Party to the extent such Losses are included in the finally determined calculation of “Closing Inventory”, “Closing Debt” or “Closing Transaction Expenses” in the finally-determined Final Closing Statement and actually paid to Buyer, Sellers or the applicable payee thereof.

ARTICLE VIII
MISCELLANEOUS

Section 8.01          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 8.02          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.02):

If to Sellers or Equity Holders:	Theodore Broudy 2087 South Waterway Drive, North Palm Beach, Florida 33408 Email: tedbroudy@usarefrigerants.com

James Burke 3230 Founders Club Drive Sarasota, Florida. 34240 jamesburke@usarefrigerants.com

with a copy (which will not constitute notice) to:	Arnold E. Reiter REITER LAW FIRM 135 Chestnut Ridge Road Suite 200 Montvale, New Jersey 07645 Email: areiter@reiterlawfirm.com Tel: 845-357-2215 Attention: Arnold E. Reiter

If to Buyer:	Hudson Technologies Company 300 Tice Boulevard Suite 290 Woodcliff Lake, New Jersey 07677 Email: bcoleman@hudsontech.com Attention: Chief Executive Officer

with copies (which will not constitute notice) to:	Wiggin and Dana LLP Two Stamford Plaza 281 Tresser Blvd. Stamford, CT 06901 E-mail: mgrundei@wiggin.com Attention: Michael Grundei

Section 8.03          Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement. References to “Dollars” or “$” mean the lawful currency of the United States.

Section 8.04          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.03, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.05          Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06          Successors and Assigns; No Third-party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party (not to be unreasonably withheld or delayed); provided, however, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its Affiliates. No assignment will relieve the assigning party of any of its obligations hereunder. Except as provided in ARTICLE VI or ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.07          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.08          Governing Law; Dispute Resolution.

(a)            This Agreement will be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would result in the application of the laws of any other jurisdiction; except that any dispute regarding the enforceability, scope, validity, or interpretation of the arbitration clause in this Section 8.08 shall be governed by the Federal Arbitration Act.

(b)            EXCEPT AS OTHERWISE SPECIFIED HEREIN, ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY DOCUMENTS OR THE BREACH THEREOF, SHALL BE RESOLVED AND DETERMINED BY BINDING ARBITRATION ADMINISTERED BY JAMS OR ITS SUCCESSOR IN ACCORDANCE WITH THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES. THE PARTIES AGREE THAT THE SITE OF THE ARBITRATION WILL BE A MUTUALLY AGREEABLE LOCATION IN THE BOROUGH OF MANHATTAN. THE ARBITRATION WILL BE HELD BEFORE A SINGLE ARBITRATOR (WHICH ARBITRATOR MUST BE AN ATTORNEY ADMITTED TO PRACTICE IN THE STATE OF NEW YORK OR THE STATE OF DELAWARE WITH AN ACTIVE LICENSE THAT IS IN GOOD STANDING). ALL QUESTIONS OF ARBITRABILITY ARE DELEGATED TO THE ARBITRATOR AND SHALL BE DECIDED BY THE ARBITRATOR, AND NOT A COURT. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO PERMIT DISCOVERY, TO THE EXTENT DEEMED APPROPRIATE BY THE ARBITRATOR, UPON REQUEST OF A PARTY. THE ARBITRATOR SHALL HAVE NO POWER OR AUTHORITY TO ADD TO OR DETRACT FROM THE AGREEMENTS OF THE PARTIES. PRIOR TO THE ENTRY OF A FINAL AWARD, THE PARTIES WILL EQUALLY SHARE IN THE COSTS, INCLUDING ARBITRATOR FEES, OF THE ARBITRATION. HOWEVER, AS PART OF THE FINAL AWARD, THE ARBITRATOR SHALL ORDER THAT THE NON-PREVAILING PARTY (AND, IN THE CASE OF ANY SELLER OR ANY EQUITY HOLDER AS THE NON-PREVAILING PARTY, BY THE EQUITY HOLDERS) REIMBURSE THE PREVAILING PARTY FOR THE PREVAILING PARTY’S PORTION OF THE COSTS OF THE ARBITRATION, INCLUDING THE ARBITRATOR’S FEES AND THE PREVAILING PARTY’S REASONABLE LEGAL FEES AND COSTS. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO GRANT ANY TEMPORARY, PRELIMINARY OR PERMANENT INJUNCTIVE RELIEF IN A FORM SUBSTANTIALLY SIMILAR TO THAT WHICH WOULD OTHERWISE BE GRANTED BY A COURT OF COMPETENT JURISDICTION. THE RESULTING ARBITRATION AWARD MAY BE ENFORCED, OR INJUNCTIVE RELIEF MAY BE SOUGHT, IN ANY COURT OF COMPETENT JURISDICTION. THE PARTIES EXPRESSLY AGREE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK ARE COURTS OF COMPETENT JURISDICTION FOR THIS PURPOSE. Notwithstanding anything to the contrary herein, any legal suit, Action arising out of or based upon Section 5.02 or Section 5.03 of this Agreement and seeking specific performance in the form of a temporary restraining order or preliminary injunction may be instituted in any state or federal court of competent jurisdiction and the party seeking such specific performance will not be obligated to first seek arbitration as contemplated above.

Section 8.09          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof (without the requirement to post bond or other security), in addition to any other remedy to which they are entitled at law or in equity. Each party waives any defenses in any action for specific performance that money damages would be adequate.

Section 8.10          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

SELLERS:

USA UNITED SUPPLIERS OF AMERICA, INC.

By:	/s/ Theodore Broudy
Name:	Theodore Broudy
Title:	President

B&B JOBBER SERVICES, INC.

By:	/s/ Theodore Broudy
Name:	Theodore Broudy
Title:	President

EQUITY HOLDERS:

THEODORE BROUDY

/s/ Theodore Broudy

JAMES BURKE

/s/ James Burke

[SIGNATURE PAGE TO PROJECT FRIGID ASSET PURCHASE AGREEMENT]

BUYER:

HUDSON TECHNOLOGIES COMPANY

By:	/s/ Brian Coleman
Name:	Brian Coleman
Title:	Chief Executive Officer

[SIGNATURE PAGE TO PROJECT FRIGID ASSET PURCHASE AGREEMENT]

Exhibit A

Defined Terms

“Accrued Payroll” means any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit-sharing benefits or severance pay for any period relating to service with Sellers at any time on or prior to the Closing Date.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, by and between Sellers and Buyer, to be executed and delivered at the Closing in the form reasonably agreed by the parties.

“Assignment and Assumption of Leases” means the assignment and assumption of lease or such other arrangements reasonably satisfactory to Buyer for each of the parcels of real property located at (i) 4301 N. Delaware Ave., Building C, Philadelphia, PA 19137, (ii) 100 Industrial Blvd., Ennis, TX 75119, and (iii) 2110 Lincoln Highway, Edison, NJ 08817, in each case to be executed and delivered by Buyer and the applicable landlord thereof at, or as promptly as practicable follow, the Closing, in the form reasonably agreed by the parties thereto.

“Bill of Sale” means the Bill of Sale, by and between Sellers and Buyer, to be executed and delivered at the Closing in the form reasonably agreed by the parties.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as well as any related sections of such statute, and any regulations promulgated thereunder or requirements of the United States Small Business Administration, in each case as any may be further amended, and the related Paycheck Protection Program and Healthcare Enhancement Act of 2020, Paycheck Protection Program Flexibility Act of 2020, the Economic Aid to Hard-Hit Small Businesses, Non-Profits and Venues Act of 2020, and the American Rescue Plan Act of 2021, in each case as may be amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Control Payments” means any payments due from any Seller to any equityholder (including any Equity Holder) or any officer, director, manager, employee or independent contractor of the Company, or any of its Affiliates, pursuant to any Contract as a direct result of the transactions contemplated by this Agreement or as a result of such individual’s service or termination of service with the company, or any of its Affiliates, including the employer’s share of any payroll Tax applicable with respect to such payments.

“Closing Consulting Agreement” means the consulting agreement to be executed and delivered by Buyer, on the one hand, and James Burke, on the other hand, in the form agreed by the parties thereto.

“Closing Debt” means the Debt outstanding as of immediately prior to the Closing, to the extent not otherwise paid in accordance with Section 2.06(b)), expressed as a positive number.

“Closing Employment Agreement” means the employment agreement to be executed and delivered by Buyer, on the one hand, and Theodore Broudy, on the other hand, in the form agreed by the parties thereto.

“Closing Transaction Expenses” means the Transaction Expenses owed and outstanding by Seller or any Equity Holder as of immediately prior to the Closing, to the extent not otherwise paid at the Closing in accordance with Section 2.06(c), expressed as a positive number.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Debt” means, at any particular time, all of the following Liabilities of Seller: (a) all Liabilities for borrowed money; (b) all Liabilities evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other Liabilities or obligations in respect of letters of credit, bankers acceptances or other financial products; (c) all Liabilities in respect of lease obligations, whether or not classified as operating leases or capitalized lease obligations in accordance with GAAP; (d) all Liabilities of others secured by an Encumbrance on any asset of Seller; (e) all Liabilities to pay the deferred purchase price of assets or services with respect to which any Seller is liable, as obligor or otherwise; (f) all Liabilities under conditional sale or other title retention Contracts; (g) all Liabilities with respect to vendor advances or deferred revenue, unearned revenue or other payments received in advance for services which have not yet been performed or goods which have not yet been delivered by any Seller; (h) all Liabilities under any interest rate, currency or other hedging or swap Contract; (i) all Liabilities for which any Seller assures a creditor against loss; (j) all Liabilities for Taxes that are due and payable; (k) Accrued Payroll and payables to any of the Seller’s Affiliates, managers, employees, officers or Equity Holders and any of their respective Affiliates; (l) all Liabilities guaranteeing or intended to guarantee any obligation of any other Person that would constitute Debt under any of clauses (a) through (k) above if such Person was a Seller or is secured by any Encumbrance on the assets of any Seller; and (m) any accrued interest, fees, expenses or penalties in respect of any of the foregoing, including prepayment penalties, termination fees, reimbursements, indemnities, letters of credit and bankers’ acceptances and consent fees, “breakage” costs, “break fees” or similar payments or contractual charges.

“Disclosure Schedules” means the disclosure schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

“EIDL Program” means the Economic Injury Disaster Loan Program under Section 7(b) of the United States Small Business Act of 1954, as may be amended from time to time, as modified by the CARES Act.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, the terms and conditions of any Environmental Permit, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the investigation and remediation thereof) or the protection of natural resources, endangered or threatened species, human health or safety, occupational health or safety, industrial hygiene, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, variance, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means US Bank, N.A.

“Escrow Agreement” means the Escrow Agreement dated as of the Closing, between the Escrow Agent, Buyer, and each of the Sellers.

“Existing Hazardous Materials Liabilities” means all Losses caused by or relating to Hazardous Materials present, or formerly present, at the leased Real Property locations of Sellers, and any future Losses caused by any Hazardous Materials present, or formerly present, at the leased Real Property locations, but for the avoidance of doubt excluding Losses caused by or relating to Hazardous Materials that are brought to the leased Real Property locations following the Closing by Buyer in connection with its operation of the Business.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, municipal or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, the management, use, registration, handling, storage, transportation, or disposal of which is in any way governed or otherwise regulated under or subject to any Environmental Laws; and (b) any petroleum or petroleum-derived products, pesticides and active ingredients including, by way of example but not limitation, Glyphosate, or N-phosphonomethylglycine, in acid, ester, salt and any other form, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and Per- and Polyfluoroalkyl Substances and any other substances now or in the future referred to or classified as “PFOA,” “PFOS,” or “PFAS”.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to Law, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with X (Twitter), Facebook, Instagram, Angie’s List, and other social media companies and the content found thereon and related thereto, and all other indicia of origin, identifiers including social media identifiers, trade dress and similar rights and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property Assets to which any Seller is a party, beneficiary or otherwise bound, excluding any shrink-wrap, click-wrap or similar commercially available off-the-shelf software licenses that have not been modified or customized by a third-party for a Seller.

“Intellectual Property Assets” means all Intellectual Property that is owned or held for use by a Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignment” means the Intellectual Property Assignment, by and between Buyer and Sellers, to be executed and delivered at the Closing in the form reasonably agreed by the parties.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge of any Seller or any Equity Holder, after due inquiry (where due inquiry means inquiry of the directors, managers, officers or other key personnel of any Seller and each such individual’s direct reports who would reasonably be expected to have knowledge of such matter in the ordinary course of such Person’s duties to any Seller).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means any actual losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, Taxes, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages except to the extent actually awarded to a bona fide third-party or Governmental Authority in a finally settled or finally determined Third-Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Business, or the ability of Sellers, to consummate the transactions contemplated hereby on a timely basis; provided that “Material Adverse Effect” shall not be deemed to include the impact of actions or omissions of any Seller or any Equity Holder, on the one hand, and Buyer on the other hand, taken with the prior written consent of Buyer and in contemplation of the Transaction contemplated by this Agreement.

“Paycheck Protection Program” means the loan program created by Section 1102, et seq. of the CARES Act and the implementing regulations under the CARES Act.

“Permits” means all permits, charters, licenses, franchises, approvals, authorizations, registrations, notifications, certificates, certifications (including training certifications), variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Philadelphia Warehousing Contract” means that certain Contract for storage and warehousing services in Philadelphia, Pennsylvania for certain Inventory included in the Purchased Assets, by and between USAR and SDS Refrigerant Services, an entity controlled by Brian Conners, an individual.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the day immediately following the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“R-410a Refrigerant Gas” means refrigerant R-410a meeting AHRI 700 specification packaged in a 25-pound cylinder.

“Real Property” means the real property owned, leased or subleased by any Seller with respect to the Business, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means (i) the purchase, sale, importation and distribution of refrigerant gas and related products, and (ii) any consulting or advisory services related thereto.

“Solvent” means, with respect to any Person, that (i) the sum of the assets at a fair market valuation of such Person and its subsidiaries (on a consolidated basis), exceeds their respective liabilities, (ii) each of such Person and its subsidiaries (on a consolidated basis) has not incurred, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due and (iii) each of such Person and its subsidiaries (on a consolidated basis) does not have an unreasonably small amount of capital for the business in which it is engaged.

“Specified Employee Liabilities” means all Losses (a) imposed by any Governmental Authority, or payable to any Governmental Authority or any employee of the Business, in each case arising from or relating to event, occurrence, fact, or condition existing as of the Closing constituting or, with the passage of time, resulting in the occurrence of, a failure by a Seller or any predecessor or Affiliate thereof to be in compliance with, or a violation or beach by a Seller or any predecessor or Affiliate thereof, of applicable Laws pertaining to immigration and compliance, work authorization and I-9 compliance, with respect to the Business or (b) based on, arising from, or relating to any Action that is based on or arises out of Seller’s or any predecessor or Affiliate thereof’s failure to pay minimum, overtime or other wages under applicable Law with respect to any period prior to the Closing.

“Specified Pension Liabilities” any liabilities, obligations, charges, assessments, fees, expenses, costs, penalties or interest arising out of Seller’s or any of its Affiliates or predecessor’s defined benefit pension plan (including, but not limited to, any deficiency or shortfall in assets of this plan and/or claims made or amounts assessed by the IRS or PBGC related thereto).

“Straddle Period” means a taxable period beginning before and ending after the Closing Date.

“Target Inventory” means Eight Million Dollars ($8,000,000).

“Tax” or “Taxes” means all federal, state, local, municipal, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), unclaimed property, real property gains, windfall profits, customs, duties, local discretionary surtaxes or other taxes, fees, assessments or charges of any kind, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and including any obligation to indemnify or otherwise assume or succeed to any Liabilities for Taxes of another Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the State of New Jersey, the State of Florida, and any other State, Commonwealth, or Territory of the United States of America.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Closing Consulting Agreement, the Closing Employment Agreement, the Assignment and Assumption of Leases, the Intellectual Property Assignment, and all other agreements, documents, instruments or certificates required to be delivered by the parties in connection with the transactions contemplated by this Agreement.

Exhibit B

Form of Closing Statement and Inventory Methodologies

Form of Closing Statement:

[See Attached]

Inventory Methodologies:

Regarding Closing Inventory for purposes of the Final Closing Statement

The Final Closing Statement will include a detail of Closing Inventory based on the Closing Inventory Count that lists each item of Closing Inventory by refrigerant type and/or cylinder size valued in accordance with GAAP, consistently applied in accordance with the most recent Annual Financial Statements (and in the event of any inconsistency between GAAP and the most recent Annual Financial Statements, the Annual Financial Statements will control), and in any event at the lower of cost to Sellers and market on a first-in, first-out (FIFO) basis with an aggregate value per refrigerant type and/or cylinder size. Closing Inventory will exclude all products of no value to both Buyer and the Seller, obsolete products, or damaged products, products beyond repair, and non-conforming inventory as of immediately prior to the Closing (such excluded inventory, the “Valueless Inventory”), as if the value of such Valueless Inventory was $0.

Notwithstanding the foregoing:

1.	Raw materials included in Closing Inventory (“Raw Materials”) will be valued based on Seller’s most recent purchase price for the same or similar Raw Materials on or prior to the Closing Date.

2.	Work in process included in Closing Inventory (“WIP”) will be valued using Seller’s currently-in-use valuation methodology as of the Closing Date (as provided to Buyer in writing), including Seller’s Raw Materials costs (as valued above) and labor and overhead rates with respect to the applicable WIP.

3.	Products in Inventory that are ready for distribution and sale in their current form as of the Closing (“Finished Goods”) will be valued based on Seller’s most recent sale price for the same or similar Finished Goods on or prior to the Closing Date, minus a standard gross profit margin percentage to be agreed by Buyer and Seller.

4.	If, during the Closing Inventory Count, Valueless Inventory is identified that Sellers reasonably believe can be made salable, the parties will reasonably cooperate to develop a plan to make salable (at Sellers’ sole expense) such inventory as can reasonably be made saleable. If such Inventory was so made saleable and actually sold by Buyer prior to the end of the Escrow Period, then the actual value of such Inventory (determined by the sale price by Buyer) shall be remitted to Sellers consistent with the requirements of Section 5.07 as if such Inventory was an Excluded Asset hereunder.

5.	Regarding the acquisition cost of any Inventory, to the extent Buyer (in reasonable consultation with Sellers and the Equity Holders) cannot reasonably determine the acquisition cost of such Inventory from the Books and Records of the Company, the acquisition cost shall be the acquisition cost recorded in the books and records maintained by the counterparty under the Philadelphia Warehousing Contract with respect to such Inventory and in accordance with USAR’s past practice (the “SDS Refrigerant Services Records”); provided, that if no such acquisition cost is recorded in the SDS Refrigerant Services Records, then the acquisition cost for the Inventory in question shall be determined by multiplying (x) the published carbon offset sale price for the quantity of Inventory in question by (y) 45% (the “Assumed Price”), such Assumed Price being the agreed upon default price for such Inventory for purposes of the Closing Inventory valuation.

6.	Regarding the market value of any Inventory constituting refrigerant gas or any other compound for which the prevailing industry standards would consider the purity of such Inventory, the parties shall use commercially reasonable efforts to determine the purity thereof and to apply the prevailing industry standards to determine such market value.

B-1

Exhibit C
Allocation Schedule Methodologies

Asset	Allocation
Purchased Assets
Class I Assets (i.e. cash and cash equivalents)	$0 (Excluded Asset)
Class II Assets (i.e. marketable stock/securities and actively traded personal property)	$0 (Excluded Asset)
Class III Assets (i.e. accounts receivable and similar rights to payment)	$0 (Excluded Asset)
Class IV Assets (i.e. inventory/stock in trade/property held for sale in ordinary course of business)	Amount included in the finally determined calculation of Closing Inventory for purposes of the Post-Closing Statement
Class V Assets (i.e. assets not classified in classes I through IV or VI or VII, such as equipment and depreciable property used in business, including buildings)	Amount included in the finally determined calculation of the Purchased Equipment Value
Class VI Assets and Class VII Assets (i.e. intangibles, including goodwill and going concern value)	Remainder
Non-Compete and other Covenants under the Agreement	$50,000 in the aggregate.

C-1

Exhibit D

Earnout Terms and Conditions

Upon the terms and subject to the conditions set forth elsewhere in that certain Asset Purchase Agreement, dated as of May 31, 2024 (the “Agreement”), by and among Hudson Technologies Company (“Buyer”), USA United Suppliers of America, Inc. (“USAR”), B&B Jobber Services, Inc. (“B&B” and, collectively with USAR, “Sellers”), and the individual Equity Holders of Seller listed on the signature pages thereto (each, an “Equity Holder” and, collectively, the “Equity Holders”) of which this Exhibit D is a part, and in partial consideration for the sale of the Purchased Assets pursuant to the Agreement, Buyer will pay, or cause to be paid, to the extent earned, the amounts described in this Exhibit D to Sellers (the “Earnout Payment”) as follows:

1.	Definitions. All capitalized terms used in this Exhibit D and not otherwise defined in this Exhibit D will have the meaning specified elsewhere in the Agreement. For purposes of this Exhibit D, each of the following terms will have the following meanings:

a.	“Average Market Price” means the mean Market Price during the Earnout Measurement Period, assuming a single Market Price for each Business Day in the Earnout Measure Period.

b.	“Deemed Closing Date” means May 31, 2024.

c.	“Earnout Measurement Period” means the Business Days included during the sixty (60) calendar day period ending on the date that is eighteen (18) months following the Deemed Closing Date.

d.	“First Tier Threshold Amount” means $250.00

e.	“Market Price” means the market price, expressed as a dollar amount rounded to the nearest whole cent, for a full and saleable twenty-five-pound (25 lb.) cylinder of AHRI 700 compliant R-410a Refrigerant Gas as calculated based on the average price for all sales by Buyer on the open market as of the close of business on the applicable day. For the avoidance of doubt, sales of cylinders in sizes other than 25 lb. are excluded from the calculation of Market Price.

f.	“Second Tier Threshold Amount” means $300.00.

2.	Calculating the Earnout Payment. The Earnout Payment will be payable as follows:

a.	First Tier Earnout Payment. If the Average Market Price is equal to or greater than the First Tier Threshold Amount, then Buyer shall pay or cause to be paid to Sellers an amount in cash equal to One Million Dollars (US$1,000,000) (the “First Tier Earnout Payment”).

b.	Second Tier Earnout Payment. If the Average Market Price is equal to or greater than the Second Tier Threshold Amount, then, in addition to the First Tier Earnout Payment described above, Buyer shall pay or cause to be paid to Sellers an amount in cash equal to One Million Dollars (US $1,000,000) (the “Second Tier Earnout Payment”), such that the Earnout Payment shall be in the aggregate Two Million Dollars ($2,000,000).

c.	If Average Market Price is less than the First Tier Threshold Amount, then no Earnout Payment will be earned or payable Buyer to Sellers hereunder.

D-1

3.	Paying the Earnout Payment.

a.	Not later than thirty (30) days following the end of the Earnout Measurement Period, Buyer shall prepare and deliver to Sellers in accordance with Section 8.02 under the Agreement its good faith calculation of (i) Average Market Price, (ii) whether the First Tier Earnout Payment is due and payable, and (iii) whether the Second Tier Earnout Payment is due and payable (the “Earnout Statement”). Buyer shall provide a reasonably detailed calculation and description for any set off to the Earnout Payment, and reasonable and appropriate backup documentation, in the Earnout Statement with respect to any negative Post-Closing Adjustment pursuant to Section 2.07(b), setoff under Section 5.07, or indemnity claims made under ARTICLE VII of the Agreement.

b.	During the thirty (30) days following delivery of the Earnout Statement, Buyer and Sellers shall negotiate in good faith to reasonably resolve any objections by Sellers based on (i) whether the applicable amounts set forth on the Earnout Statement were prepared in a manner consistent with the provisions of the Agreement, including this Exhibit D, or (ii) whether there were mathematical errors in the computation of any amount set forth in the Earnout Statement, as applicable. If, after such thirty (30) day negotiation period, the parties cannot resolve any objections, then the Earnout Payment will be determined by the Independent Accountant consistent with the process set forth in Section 2.07(b), mutatis mutandis. The payment of the Earnout Payment will be due (x) if there are no disputed amounts with respect to the Earnout Statement, not later than five (5) Business Days following Sellers’ written confirmation to Buyer of such, or (y) if there are disputed amounts with respect to the Earnout Statement, then within five (5) Business Days of the resolution thereof (the “Earnout Payment Date”). Payment of the Earnout Payment, if any, will be made by wire transfer of immediately available funds to such account(s) as is directed by Sellers. Payment of the Earnout Payment, if any, will be made pro rata to each Equity Holder based on its respective percentage interest in the Sellers.

c.	Without limiting anything in Section 4.06, Sellers and Equity Holders acknowledge and agree that the payment of the Earnout is dependent upon Buyer’s compliance with the terms and conditions of Buyer’s secured credit facility, as amended from time to time. Buyer shall use commercially reasonable efforts in reasonable consultation with Equity Holders to minimize any delay in paying the earned and payable portion of the Earnout attributable to Buyer’s compliance with its secured credit facility and, in any event, to make the payment of the earned and payable portion of the Earnout as promptly as reasonably practicable following the applicable Earnout Payment Date. In the event Buyer fails to pay the earned and payable portion of the Earnout, if any, within fifteen (15) Business Days following the Earnout Payment Date (whether or not such failure is attributable to Buyer’s compliance with its senior credit facility), the earned and unpaid portion of the Earnout Payment will bear simple interest at a rate of 8% per annum, accruing from the Earnout Payment Date until paid in full. Any partial payment of the Earnout will be applied (i) first, to accrued but unpaid interest thereof, and (ii) thereafter, to the remaining unpaid principal balance of the Earnout. If, as a result of compliance with Buyer’s secured credit facility, the earned and payable portion of the Earnout is not paid in full as of one hundred eighty (180) days following the Earnout Payment Date, Buyer shall use commercially reasonable efforts to refinance its secured credit facility in order to permit payment in full, such refinancing (and payment in full) to be completed not later than the first (1st) anniversary of the Earnout Payment Date.

D-2